EXHIBIT 11

                    CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE

                                 Three Months Ended        Nine Months Ended
                                      March 31,                March 31,
                               ----------------------   ----------------------

                                  1996        1995         1996        1995
                               ----------  ----------   ----------  ----------
Net income                     $2,587,000  $2,114,000   $7,158,000  $6,015,000
                               ==========  ==========   ==========  ==========

Average share outstanding
  during the period            10,162,000  10,034,000   10,117,000  10,013,000

Dilutive effect of stock
  options after application
  of treasury stock method        517,000     555,000      565,000     581,000
                               ----------  ----------   ----------  ----------

Average number of
  shares outstanding
  during the period            10,679,000  10,589,000   10,682,000  10,594,000
                               ==========  ==========   ==========  ==========

Earnings per common and
  common equivalent share:

Net income                     $    0.24   $     0.20   $     0.67  $     0.57
                               ==========  ==========   ==========  ==========